EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

1. Fulton County National Bank and Trust, Pennsylvania; a national bank organized February 24, 1887 under the Pennsylvania Banking Code.

It converted to a national banking association on September 5, 1933.

2. Fulton County Community Development Corporation, which was formed on June 7, 1996 under the Pennsylvania Business Corporation Law of 1988, as amended.